EXHIBIT 5.1

November 22, 2005

Global ePoint, Inc.

339 South Cheryl Lane

City of Industry, California 91789

Re:	Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to Global ePoint, Inc. (the “Company”) in connection its Registration Statement on Form S-3, as may be amended and supplemented from time to time (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed resale by the selling stockholders (the “Selling Stockholders”) named in the prospectus made part of the Registration Statement of (i) 1,442,311 shares of the Company’s common stock, $.03 par value (“Common Stock”), issuable to the Selling Stockholders upon conversion of the Series D Preferred Stock (the ”Shares”), and (ii) up to 2,884,6255 shares of Common Stock issuable to the Selling Stockholders upon the exercise of warrants (the “Warrant Shares”).

For purposes of rendering this opinion, we have examined originals or copies of such documents and records as we have deemed appropriate. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing and the effect, if any, of the matters discussed below, after having given due regard to such issues of law as we deemed relevant, we are of the opinion that (i) the Shares are legally issued, fully paid and non-assessable, and (ii) the Warrant Shares, when issued, delivered and paid for in accordance with the warrants, will be legally issued, fully paid and nonassessable.

We are furnishing this opinion to the Company solely in connection with the Registration Statement. This opinion may not be relied on by, nor copies delivered to, any other person or entity without our prior written consent. Notwithstanding the preceding sentence we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” and elsewhere in the Registration Statement and related Prospectus of the Company, including documents incorporated by reference.

Very truly yours,

/s/    PRESTON GATES & ELLIS LLP